Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Quarter 2018 Results

Irvine, CA, May 9, 2018 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) announces the financial results for the quarter ended March 31, 2018.

For the first quarter of 2018, the Company reported net earnings of $3.9 million, or $0.18 per diluted common share, and Adjusted Operating Income of $4.4 million, or $0.21 per diluted common share, as compared to net earnings of $4.6 million, or $0.29 per diluted common share, and Adjusted Operating Income of $2.2 million or $0.12 per diluted common share, for the first quarter of 2017.

Results of Operations

(in thousands, except share data)

(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Revenues:
Gain on sale of loans, net	$21,482	$19,545	$37,319
Servicing fees, net	9,463	8,327	7,320
Gain (loss) on mortgage servicing rights, net	7,705	(17,721)	(977)
Real estate services fees, net	1,385	1,364	1,633
Other	90	140	47
Total revenues	40,125	11,655	45,342
Expenses:
Personnel expense	17,742	20,294	24,919
Business promotion	9,731	9,532	10,231
General, administrative and other	8,275	12,931	8,023
Accretion of contingent consideration	—	109	845
Change in fair value of contingent consideration	—	(2,273)	539
Total expenses	35,748	40,593	44,557
Operating income (loss):	4,377	(28,938)	785
Other income (expense):
Net interest income	1,020	1,253	446
Change in fair value of long-term debt	1,224	(292)	(2,497)
Change in fair value of net trust assets	(2,138)	(365)	6,319
Total other income	106	596	4,268
Net earnings (loss) before income taxes	4,483	(28,342)	5,053
Income tax expense	610	16,563	426
Net earnings (loss)	$3,873	$(44,905)	$4,627
Other comprehensive earnings:
Change in fair value of instrument specific credit risk	(1,440)	—	—
Total comprehensive earnings	$2,433	$(44,905)	$4,627

Diluted weighted average common shares	21,102	20,949	17,422
Diluted earnings per share	$0.18	$(2.14)	$0.29

As a result of higher interest rates, there was a $15.8 million decrease in gain on sale of loans, in the first quarter of 2018 as compared to the first quarter of 2017.  Origination volume declined 16% in the first quarter of 2018 to $1.3 billion, as compared to the first quarter of 2017, and gain on sale margins declined to 163 bps from 236 bps.

The decrease in originations from the first quarter of 2018 was primarily a result of higher interest rates. From January 2017 through the first quarter of 2018, interest rates have increased 100 bps from the historically low interest rate environment of previous years, causing a sharp drop in refinance volume.

Partially offsetting the decline in gain on sale revenues was an increase in servicing fees, net, and a mark-to-market gain on mortgage servicing rights (“MSRs”), as well as a decrease in operating expenses.

Personnel expense decreased 29%, or $7.2 million, to $17.7 million for the first quarter of 2018.  The decrease is primarily related to a reduction in commission expense due to a decrease in loan originations as well as staff reductions made in late 2017 and early 2018.  As we continue to more closely align operating and staffing levels to origination volumes, we will continue to right size the organization.

Servicing Portfolio Data

(in millions)

	As of March 31, 2018	As of December 31, 2017	% Change	As of March 31, 2017	% Change
Mortgage Servicing Portfolio (UPB)	$16,751.8	$16,330.1	3%	$13,241.9	27%
Mortgage Servicing Rights	$174.1	$154.4	13%	$141.6	23%

	Q1 2018	Q4 2017	% Change	Q1 2017	% Change
Servicing Fees, Net	$9.5	$8.3	14%	$7.3	30%

The mortgage servicing portfolio increased to $16.8 billion at March 31, 2018 as compared to $13.2 billion at March 31, 2017. The increase was due to a shift in our strategy in 2016 to retain our mortgage servicing as well as initiating a retention program to recapture portfolio runoff during the low interest rate environment. During 2018, we have continued with our strategy of growing the mortgage servicing portfolio. As a result, the unpaid principal balance (“UPB”) of our mortgage servicing portfolio increased 27% to $16.8 billion at March 31, 2018 compared to March 31, 2017. Delinquencies within the servicing portfolio have decreased slightly and remain low at 0.72% for 60+ days delinquent as of March 31, 2018 as compared to 0.81% as of December 31, 2017.

The servicing portfolio generated net servicing income of $9.5 million in the first quarter of 2018, a 30% increase over the net servicing fees of $7.3 million in the first quarter of 2017.

For the quarter, ended March 31, 2018, gain on MSRs was $7.7 million compared to a loss of $977 thousand for the quarter ended March 31, 2017.  The gain on MSRs in the first quarter was primarily the result of higher interest rates resulting in an increase in the fair value of MSRs.

Origination Data

(in millions)

	Q1 2018	Q4 2017	% Change	Q1 2017	% Change
Retail Originations	$631.1	$932.3	-32%	$1,066.2	-41%
Correspondent Originations	$479.6	$467.0	3%	$271.2	77%
Wholesale Originations	$209.4	$254.5	-18%	$242.6	-14%
Total Originations	$1,320.1	$1,653.8	-20%	$1,580.0	-16%

For the quarter ended March 31, 2018, NonQM and government-insured originations represented approximately 61% of total originations, as compared to 39% of total originations for the quarter ended March 31, 2017.

During the first quarter of 2018, the origination volume of NonQM loans increased 35% to $248.2 million, as compared to $184.3 million for the first quarter of 2017.  In the first quarter of 2018, the retail channel accounted for 23% of NonQM originations while the wholesale and correspondent channels accounted for 77% of NonQM production.

In the first quarter of 2018, our NonQM origination volume had an average FICO of 720 and a weighted average LTV of 66%.

As of December 31, 2017, the CashCall Mortgage earn out concluded.  The Company made its final earn out payment of approximately $554 thousand in February 2018, and now the Company retains 100% of the CashCall Mortgage earnings.

Summary Balance Sheet

(in thousands, except per share data)

	March 31,	December 31,
	2018	2017
ASSETS
Cash	$29,485	$33,223
Mortgage loans held-for-sale	655,506	568,781
Finance receivables	26,989	41,777
Mortgage servicing rights	174,067	154,405
Securitized mortgage trust assets	3,524,053	3,670,550
Goodwill and intangibles	125,119	126,169
Loans eligible for repurchase from GNMA	54,632	47,697
Other assets	33,083	39,098
Total assets	$4,622,934	$4,681,700

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$650,342	$575,363
Debt	115,314	105,089
Securitized mortgage trust liabilities	3,508,477	3,653,265
Loans eligible for repurchase from GNMA	54,632	47,697
Contingent consideration	—	554
Other liabilities	33,970	34,585
Total liabilities	4,362,735	4,416,553
Total equity	260,199	265,147
Total liabilities and stockholders’ equity	$4,622,934	$4,681,700

Book value per share	$12.42	12.66

Mr. George Mangiaracina, President of Impac Mortgage Holdings, Inc., stated, “The mortgage origination industry continued to face strong headwinds in the first quarter of 2018, challenged by a flattening yield curve and rising rate environment.  Originators have experienced reduced origination volume at compressed gain-on-sale margins, as capacity exceeded demand.  Our origination business is not immune to these market conditions, however, our mortgage servicing portfolio served as a counter cyclical balance to our first quarter results.  The mortgage servicing portfolio provided the Company with liquidity and GAAP earnings from the income and mark-to-market gain.”

Non-GAAP Financial Measures

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Operating income, excluding the changes in contingent consideration (“Adjusted Operating (Loss) Income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation of non-GAAP financial measures below. Although we are required by GAAP to record these fair value adjustments, management believes Adjusted Operating (Loss) Income as defined above is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

Adjusted Operating Income (Loss)

(in thousands, except share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net earnings (loss):	$3,873	$(44,905)	$4,627
Total other (income) expense	(106)	(596)	(4,268)
Income tax expense	610	16,563	426
Operating income (loss):	$4,377	$(28,938)	$785
Accretion of contingent consideration	—	109	845
Change in fair value of contingent consideration	—	(2,273)	539
Adjusted operating income (loss)	$4,377	$(31,102)	$2,169

Diluted weighted average common shares	21,102	20,949	17,422
Diluted adjusted operating income (loss) per share	$0.21	$(1.48)	$0.12

This release contains operating income excluding changes in contingent consideration (“Adjusted Operating (Loss) Income”) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted Operating (Loss) Income and Adjusted Operating (Loss) Income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Diluted earnings (loss) per share	$0.18	$(2.14)	$0.29
Adjustments:
Total other (income) expense (1)	(0.01)	(0.03)	(0.27)
Income tax expense	0.04	0.79	0.02
Accretion of contingent consideration	—	0.01	0.05
Change in fair value of contingent consideration	—	(0.11)	0.03
Diluted adjusted operating income (loss) per share	$0.21	$(1.48)	$0.12

(1)         Except for when anti-dilutive, convertible debt interest expense, net of tax is included for calculating diluted EPS and is excluded for purposes of reconciling GAAP diluted EPS to non-GAAP diluted adjusted operating (loss) income per share.

Conference Call

The Company will hold a conference call on May 10, 2018, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 1262749, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to increase origination volume in each of our origination channels and ability to successfully leverage our marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of NonQM loan originations and conventional and government-insured loan programs; inability to successfully reduce prepayments on our mortgage loans; ability to successfully diversify our mortgage products; ability to continue to grow the servicing portfolio; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, SVP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com